Nicor Inc.
Form 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                  FOR MORE INFORMATION
October 30, 2009                                                                                                                                                                                                         Contact:  Kary Brunner, re: N-1019
                                                                                                                                        630 388-2529
                                                                                                      Media Contact:  Richard Caragol
                                                                                                                        630 388-2686

NICOR ANNOUNCES 2009 PRELIMINARY THIRD QUARTER EARNINGS AND RAISES 2009 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported third quarter 2009 preliminary net income, operating income and diluted earnings per common share were $13.6 million, $29.8 million and $.30, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2008 of $1.3 million, $9.3 million and $.03, respectively.

Earnings for the third quarter 2009, compared to the same period in 2008, reflect improved operating income in the company’s gas distribution and other energy-related businesses; and higher corporate operating results, partially offset by lower operating income in the company’s shipping business.  The third quarter comparisons also reflect a lower effective income tax rate partially offset by lower pretax equity investment income.

For the nine months ended September 30, 2009, preliminary net income, operating income and diluted earnings per common share were $80.3 million, $129.2 million and $1.77, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2008 of $71.6 million, $113.1 million and $1.58, respectively.

Earnings for the nine months ended September 30, 2009, compared to 2008, reflect higher operating income in the company’s gas distribution and other energy-related businesses, partially offset by lower operating results in the company’s shipping business and lower corporate operating results.  The nine-month-ended comparisons also reflect lower interest income and a higher effective income tax rate; partially offset by higher pretax equity investment income in 2009.

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“We are pleased with the consolidated operating results for the third quarter and year-to-date,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer.  “The additional rate relief we received on our rate case rehearing request, together with continued success in cost containment efforts at our gas distribution business, have provided the basis for raising our annual consolidated earnings’ guidance.  While our shipping business continues to face volume shortfalls from the economic slowdown, Tropical remains solidly profitable due to operational adjustments and cost containment efforts we have undertaken.  Our other energy-related ventures look to be on track to meet or exceed our earlier earnings expectations for the full year.”

Details regarding the third quarter 2009 and nine months ended September 30, 2009 preliminary financial results compared to 2008 follow:

•	Gas distribution operating income increased $19.1 million for the third quarter 2009 compared to the prior-year period. The three-month results reflected:
-	Higher gas distribution margin (approximately $20 million) due primarily to the base rate increase.
-	Lower operating and maintenance costs ($0.9 million) due in large part to decreased company use and storage-related gas costs and bad debt expense, partially offset by increased pension expense.
-	Partially offsetting these positive factors was higher depreciation expense ($1.6 million).

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•	Gas distribution operating income increased $15.0 million for the nine months ended September 30, 2009 compared to the prior-year period. The nine-month results reflected:
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Higher gas distribution margin (approximately $31 million) due to the base rate increase (approximately $45 million) partially offset by lower demand unrelated to weather (approximately $6 million), lower franchise gas cost recoveries (approximately $3 million), and lower natural gas deliveries due to warmer weather in 2009 (approximately $2 million).

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Higher operating and maintenance costs ($10.5 million) due primarily to higher payroll and benefit-related costs (primarily attributable to increased pension expense) and the absence of prior year legal recoveries recorded in the second quarter of 2008.  These increases were partially offset by lower bad debt expense (attributable principally to lower natural gas prices) and lower franchise gas costs.

-	Higher depreciation expense ($4.9 million).

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Shipping operating income decreased $2.9 million and $3.4 million for the third quarter 2009 and the nine months ended September 30, 2009, respectively, compared to the prior-year periods.  Declines in both periods were due to lower operating revenues partially offset by lower operating costs.  Decreased operating revenues for both 2009 periods, compared to 2008, were attributable to lower volumes shipped and lower average rates (resulting principally from lower surcharges for fuel).  Decreased operating costs for both 2009 periods, compared to 2008, were primarily attributable to lower transportation-related costs (due in large part to lower volumes shipped and lower fuel prices); and lower charter costs.

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Other energy ventures operating income increased $3.1 million and $6.4 million for the third quarter 2009 and the nine months ended September 30, 2009, respectively, compared to the prior-year periods due primarily to higher operating income in the company’s retail energy-related products and services businesses; and wholesale natural gas marketing business.

Higher operating results for the third quarter 2009, as compared to 2008, in the company’s retail energy-related products and services businesses were due primarily to lower operating expenses.  Lower operating expenses were attributable primarily to lower average cost per utility-bill management contract partially offset by higher average contract volumes.  Higher operating results for the nine months ended September 30, 2009, as compared to 2008, in the company’s retail energy-related products and services businesses were due to higher operating revenues partially offset by higher operating expenses.  Higher operating revenues were due to higher average contract volumes partially offset by lower average revenue per utility-bill management contract, attributable primarily to product mix.  Higher operating expenses were due primarily to higher average contract volumes and higher selling and administrative costs (due to business growth), partially offset by lower average cost per utility-bill management contract, attributable, in part, to product mix.

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Higher operating income in the company’s wholesale natural gas marketing business for the third quarter 2009, compared to 2008, was due primarily to favorable results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses and favorable costing of physical sales activity, partially offset by unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory.  Higher operating income in the company’s wholesale natural gas marketing business for the nine-months-ended September 30, 2009, compared to the same period in 2008, was due primarily to favorable results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses, partially offset by unfavorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and unfavorable costing of physical sales activity.

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The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided. However, the underlying derivatives used to hedge the price exposure are carried at fair value. For those derivatives that do not meet the requirements for hedge accounting, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Corporate operating results increased $1.2 million for the third quarter 2009, compared to the prior year period, due primarily to lower legal and business development costs.  Corporate operating results decreased $1.9 million for the nine months ended September 30, 2009, compared to the prior year period, due to the absence of a prior year legal recovery of $3.1 million pretax, partially offset by lower legal and business development costs, and a lower weather-related cost.  The company recorded a $2.8 million pretax negative weather-related impact in the nine months ended September 30, 2009, compared to a $3.6 million pretax negative weather-related impact recorded last year associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The third quarter 2009 financial results, compared to the same period in 2008, reflect lower pretax equity investment income due primarily to the absence of equity income from EN Engineering.  The nine-months-ended September 30, 2009 financial results, compared to the same period in 2008, reflect lower interest income (due primarily to lower average rates, lower average investment balances, and lower interest on tax matters), and a higher effective income tax rate; partially offset by higher pretax equity investment income.  Higher equity investment income was due primarily to a gain of $10.1 million pretax, recorded in the first quarter of 2009, related to the sale of the company’s equity investment interest in EN Engineering.

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Rate Case Rehearing Results
On October 7, 2009, the Illinois Commerce Commission (ICC) approved an approximately $11 million increase in annual base revenues, representing a rate of return on rate base of 8.09 percent, as part of its decision on rehearing in the rate case of the company’s gas distribution company, Nicor Gas.  New rates became effective October 15, 2009 on a prospective basis.  This $11 million increase is incremental to the approximately $69 million increase approved in the ICC’s March 2009 rate order.  Therefore, the total annual base revenue increase resulting from the rate case originally filed by the company in April 2008 is approximately $80 million.  Nicor Gas has appeals of the ICC’s rate orders on file in state appellate court.

2009 Earnings Outlook
The company raised its estimate for 2009 diluted earnings per common share to the range of $2.69 to $2.89; an increase from guidance provided in the company’s second quarter earnings release on July 31, 2009 of $2.54 to $2.74 per share.  As a reminder, these estimates include approximately $.09 per share for the positive impact of the first quarter 2009 sale of the company’s equity interest in EN Engineering.  The revision reflects improved earnings expectations for the gas distribution business offset in part by reduced earnings in the shipping business.

Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2009 earnings, they are not currently estimable. The company's 2009 estimate assumes normal weather for the remainder of the year.

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The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its third quarter 2009 financial results, and 2009 outlook.  The conference call will be this Friday morning, October 30, 2009 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Friday, November 13, 2009.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 45410688.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

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Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)
	Three months ended		Nine months ended
	September 30		September 30
	2009	2008	2009	2008
Operating revenues
Gas distribution	$215.0	$306.1	$1,525.3	$2,330.4
Shipping	83.3	108.5	256.5	308.8
Other energy ventures	34.7	34.9	163.0	157.8
Corporate and eliminations	(7.4)	(9.2)	(60.8)	(61.2)
Total operating revenues	325.6	440.3	1,884.0	2,735.8

Operating expenses
Gas distribution
Cost of gas	70.2	180.0	943.2	1,762.9
Operating and maintenance	63.3	64.2	223.0	212.5
Depreciation	44.4	42.8	133.4	128.5
Taxes, other than income taxes	17.6	18.9	127.3	143.3
Property sale gains	-	(.2)	-	(.2)
Shipping	76.7	99.0	240.8	289.7
Other energy ventures	31.0	34.3	144.0	145.2
Other corporate expenses and eliminations	(7.4)	(8.0)	(56.9)	(59.2)
Total operating expenses	295.8	431.0	1,754.8	2,622.7

Operating income (1)	29.8	9.3	129.2	113.1
Interest expense, net of amounts capitalized	9.3	9.9	27.4	29.6
Equity investment income, net	1.0	2.9	14.3	7.2
Interest income	.7	1.4	1.8	6.9
Other income (expense), net	.4	(.1)	.9	.1

Income before income taxes	22.6	3.6	118.8	97.7
Income tax expense, net of benefits	9.0	2.3	38.5	26.1

Net income	$13.6	$1.3	$80.3	$71.6

Average shares of common stock outstanding
Basic	45.4	45.3	45.4	45.3
Diluted	45.5	45.4	45.5	45.4

Earnings per average share of common stock
Basic	$.30	$.03	$1.77	$1.58
Diluted	.30	.03	1.77	1.58

(1) Operating income (loss) by business segment
Gas distribution	$19.5	$.4	$98.4	$83.4
Shipping	6.6	9.5	15.7	19.1
Other energy ventures	3.7	.6	19.0	12.6
Corporate and eliminations	-	(1.2)	(3.9)	(2.0)
	$29.8	$9.3	$129.2	$113.1

Nicor Inc.
Gas Distribution Statistics

	Three months ended		Nine months ended
	September 30		September 30
	2009	2008	2009	2008
Operating revenues (millions)
Sales
Residential	$126.1	$196.1	$969.8	$1,572.4
Commercial	28.9	50.5	245.9	402.1
Industrial	2.8	3.8	27.8	45.9
	157.8	250.4	1,243.5	2,020.4
Transportation
Residential	9.7	7.3	34.1	28.5
Commercial	14.0	11.9	56.9	54.9
Industrial	10.7	9.3	30.0	28.7
Other	.1	1.3	4.0	24.0
	34.5	29.8	125.0	136.1
Other revenues
Revenue taxes	13.1	14.6	114.5	131.6
Environmental cost recovery	1.3	.7	9.2	6.8
Chicago Hub	1.8	2.6	5.6	8.5
Other	6.5	8.0	27.5	27.0
	22.7	25.9	156.8	173.9
	$215.0	$306.1	$1,525.3	$2,330.4
Deliveries (Bcf)
Sales
Residential	12.7	12.3	134.9	142.6
Commercial	3.5	3.5	35.5	37.2
Industrial	.5	.3	4.4	4.5
	16.7	16.1	174.8	184.3
Transportation
Residential	1.6	1.5	17.1	16.3
Commercial	9.4	9.5	60.6	61.7
Industrial	23.0	21.3	76.6	76.7
	34.0	32.3	154.3	154.7
	50.7	48.4	329.1	339.0
Customers at end of period (thousands)
Sales
Residential	1,743	1,751
Commercial	128	127
Industrial	7	7
	1,878	1,885
Transportation
Residential	221	215
Commercial	51	53
Industrial	5	5
	277	273
	2,155	2,158

Other statistics
Degree days	66	37	3,937	3,999
Colder (warmer) than normal (1)	8%	(47)%	10%	6%
Average gas cost per Mcf sold	$3.91	$11.12	$5.24	$9.52

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year for 2009 and 5,830 degree days per year for 2008.

Nicor Inc.
Shipping Statistics
	Three months ended		Nine months ended
	September 30		September 30
	2009	2008	2009	2008

Twenty-foot equivalent units (TEUs) shipped (thousands)	43.0	49.5	128.3	146.3

Revenue per TEU	$1,942	$2,196	$2,000	$2,111

At end of period

Ports served	25	25

Vessels operated	15	17